UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 5, 2015

Dynavax Technologies Corporation

(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2929 Seventh Street, Suite 100

Berkeley, CA 94710-2753

(Address of principal executive offices, including zip code)

(510) 848-5100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Departure of Directors or Certain Officers

Denise M. Gilbert, Ph.D., will retire from the Board of Directors (the “Board”) of Dynavax Technologies Corporation (“Dynavax” or the “Company”), following the Company’s Audit Committee meeting presently scheduled to be held  on February 26, 2015.

(c) Election of Directors

Effective February 5, 2015, the Board of Dynavax appointed Laura Brege as a Class I director to serve until the 2016 Annual Meeting of Stockholders. Upon Ms. Gilbert’s retirement, Ms. Brege will become Chair of the Audit Committee. Pursuant to the terms of an offer letter between Dynavax and Ms. Brege and the compensation policies of Dynavax with respect to outside directors, Ms. Brege received the following as of her date of appointment:

1.   Pursuant to the Dynavax 2004 Non-Employee Director Option Program and the 2005 Non-Employee Director Cash Compensation Program, as amended (the “Directors’ Plan”), Ms. Brege was granted an initial non-qualified stock option to purchase 2,000 shares of Dynavax common stock, with an exercise price equal to the fair market value on the date of grant, vesting over four years in equal annual installments;

2.   Pursuant to the Directors’ Plan, Ms. Brege will be eligible to receive a non-qualified option to purchase up to an additional 7,500 shares of Dynavax common stock immediately following each annual meeting of Dynavax’s stockholders (with respect to the first such grant, the option will be pro-rated in accordance with the terms of the Directors’ Plan), with an exercise price equal to the fair market value on the date of grant, vesting on the first anniversary of the grant; and

3.   Pursuant to the Directors’ Plan, Ms. Brege will receive an annual retainer of $40,000 as a member of the Board of Directors and $20,000 as Chairman of the Audit Committee, payable in equal quarterly installments in arrears.

A copy of the press release relating to Ms. Brege’s appointment is attached hereto as Exhibit 99.1.

(e) Compensation Arrangements of Certain Officers and Directors

On February 5, 2015, upon the recommendation of the Compensation Committee, the Board approved 2015 base salaries and 2014 bonuses for the executive officers of the Company, including the named executive officers. The Board delegated approval of 2015 equity awards to the Compensation Committee.  On February 9, 2015, the Compensation Committee approved equity awards for the named executive officers, composed of options with an exercise price equal to the fair market value on the date of grant, one half of which would be contingent on stockholder approval of an increase in the number of shares available under the 2011 Equity Incentive Plan.

The Board and the Compensation Committee annually evaluate the performance of Dynavax’s executive officers and determine their compensation based on their performance and on the compensation of others in competitive positions at similar life sciences companies. The 2014 compensation program included a cash bonus target based on pre-defined target payouts as a percentage of corporate performance as well as individual performance. Executive equity compensation was based on each executive’s performance based on previously-disclosed Company guidelines.

The approved 2015 base salaries, 2014 bonuses and 2015 equity awards are as set forth below:

Name and Title	2015 Base Salary	2014 Bonus	2015 Stock Option Award(1)

Eddie Gray	$566,500	$432,600	225,000
Chief Executive Officer
Robert L. Coffman, Ph.D.	$453,200	$286,000	75,000
Senior Vice President and Chief Scientific Officer
Robert Janssen, M.D.	$369,513	$246,641	56,000
Chief Medical Officer and Vice President, Clinical Development and Regulatory Affairs
David Novack	$375,000	$208,575	75,000
Senior Vice President, Operations and Quality
Michael S. Ostrach	$390,000	$221,345	67,000
Vice President, Chief Business Officer, General Counsel and Principal Financial Officer

___________

(1)

Stock options with an exercise price per share of $16.00, representing the closing price on the grant date of February 9, 2015. All options will vest over four (4) years with one fourth (1/4) of the shares subject to the option vesting twelve months after the grant date, and one forty-eighth (1/48) of the shares subject to the option vesting on the last day of each month thereafter. One half of the options will be subject to approval by our stockholders of an increase in the number of shares available under the 2011 Equity Incentive Plan.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished herewith:

99.1 Press Release, dated February 6, 2015, titled "Dynavax Announces Laura Brege has Joined Board of Directors and Denise Gilbert will Retire”

Signature(s)

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation
Date February 11, 2015	By: /s/ DAVID JOHNSON
David Johnson Vice President

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release, dated Feb 6, 2015, titled “Dynavax Announces Laura Brege has Joined Board of Directors and Denise Gilbert will Retire”